Exhibit 3.30

F 980827000 349

Certificate of Amendment

of the

Certificate of Incorporation

of

Pinnacle Software Corporation

Under Section 805 of the Business Corporation Law

The undersigned, for the purpose of amending the certificate of incorporation of Pinnacle Software Corporation, hereby certify as follows.

1. Name

The name of the corporation is Pinnacle Software Corporation

2. Filing Date

The date that the certificate of incorporation was filed by the Department of State was December 6, 1990.

3. Amendments

The certificate of incorporation is amended to make the following changes.

a. To increase the aggregate number of shares of common stock with a per value of $.01 a share which the corporation has the authority to issue.

b. To change the 561,700 issued and outstanding shares of common stock with a par value of $.01 a share into 2,808,500 shares of common stock with a par value of $.01 a share on the basis of five shares for each issued and outstanding share and to increase the 1,438,300 unissued shares of common stock with a par value of $.01 a share to 2,191,500 shares of common stock with a par value of $.01 a share.

c. To change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her.

To effectuate the amendments of the certificate of incorporation, the text of the certificate of incorporation is changed to read as follows.

4. Shares

The aggregate number of shares which the corporation shall have authority is issue is 5 million shares of common stock with a par value of $.01 per share.

5. Process

The secretary of state is designated as agent of the corporation upon whom process against it may be served and the post office address to which the secretary of state shall mail a copy of any process against it served upon him is 1250 Pittsford-Victor Road, Building 200, Suite 350, Pittsford, NY 14534.

4. Authorization

This amendment has been authorized by the unanimous written consent of the board of directors of the corporation followed by the affirmative vote of the holders of a majority of all of the outstanding shares entitled to vote thereon at a meeting of shareholders.

5. Affirmation

The undersigned affirm that the statements contained in this certificate of amendment are true under penalties of perjury.

August 12, 1998

/s/ Richard J. Lines	President
Richard J. Lines

/s/ Philip A. Cooke	Secretary
Philip A. Cooke

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